Exhibit 99.1

AUTOBYTEL REPORTS RECORD NET INCOME & REVENUE FOR

FOURTH QUARTER AND YEAR END 2003

Quarterly Net Income Increases to $3.8 million; Quarterly Revenue increases to $23.9 million

IRVINE, CA – January 29, 2004 - Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced financial results for the fourth quarter and full year ended December 31, 2003.

Highlights for the quarter:

•	Net income of $3.8 million, or $0.09 per share, a 126% sequential increase.

•	Full year 2003 net income of $7.4 million, or $0.20 per share, compared to a net loss of $(20.7) million, or $(0.67) per share, for the full year 2002.

•	Cash generation of $2.7 million with cash balance of $61.6 million at the end of Q4, versus $58.9 million at the end of Q3.

•	Revenues of $23.9 million, representing the highest reported quarterly revenues in the Company’s history — a 4% growth sequentially and 20% growth year over year.

•	Twice as many retail dealers added in Q4 versus Q3; churn rate decreases to 7.2%, lowest in two years.

“We are pleased to report record revenue and profits for the quarter. With over 29,000 franchise dealer relationships, Autobytel’s reach and influence in the world’s largest marketing category continues to grow,” said Autobytel President and CEO Jeffrey Schwartz. “This past year – which was the first full year of profits in the company’s history – demonstrated the unique leverage and financial benefits of our business model, which should become further evident in the coming year.”

Autobytel reported net income for the fourth quarter ended December 31, 2003 of $3.8 million, or $0.09 per share. Included in net income was a $0.9 million decrease in the allowance for bad debts and $0.8 million for settlement with a former employee of Autoweb. Fourth quarter net income represents a 126% increase over net income of $1.7 million, or $0.04 per share, reported for the third quarter ended September 30, 2003 and a 715% increase over net income of $0.5 million or $0.01 per share for the fourth quarter ended December 31, 2002.

Revenues for the fourth quarter ended December 31, 2003 totaled $23.9 million, a 4% sequential increase over revenues of $23.0 million for the third quarter ended September 30, 2003 and a 20% increase over revenues of $20.0 million for the quarter ended December 31, 2002.

The Company generated $2.7 million in cash from operations during the fourth quarter of 2003, including $0.5 million from a settlement with an ex-employee of Autoweb. The Company’s cash balance, including short and long term cash investments of $10.0 million, was $61.6 million as of December 31, 2003, versus $58.9 million in the quarter ended September 30, 2003.

For fiscal year 2003, net income was $7.4 million or $0.20 per share compared to a net loss of $(20.7) million, or $(0.67) per share for fiscal year 2002. For fiscal year 2003, revenues were $88.9 million, a 10% increase over 2002 revenues of $80.9 million.

Highlights for the Fourth Quarter

Revenues: Fourth quarter revenues were$23.9 million, of which$14.7 million were related to Program Fees; $4.3 million were related to Enterprise Sales; $3.2 million were related to Advertising, and $1.8 million were related to Other Products and Services.

Operating Expenses: Total operating expenses, including depreciation and amortization, in the fourth quarter were $21.1 million. Sales and marketing expenses totaled $13.4 million, including traffic acquisition costs. Product development and technology costs totaled $5.0 million. General and administrative costs totaled $2.8 million.

Unique Visitor Count: Autobytel’s four websites – Autobytel.com, Autoweb.com, Carsmart.com and AutoSite.com – ranked as the most visited new car buying and research network for 2003, with over 8.4 million average monthly unique visitors in the fourth quarter, as reported by comScore Media Metrix.

Purchase Requests: The Company delivered approximately 765,000 Purchase Requests during the fourth quarter compared to 763,000 Purchase Requests delivered in the third quarter of 2003.

Dealer Count: The Company reported approximately 29,000 dealer relationships in the fourth quarter. Included in this number are about 24,000 relationships in the lead referral category, of which 5,300 were program dealer relationships and 18,700 were enterprise relationships. Additionally, about 5,000 relationships were in the CRM tools and services category.

“The Company added 186 program dealer relationships, doubling the number of adds during the previous quarter. I am pleased with our continued progress in adding program dealers, and our churn rate is at its lowest point in two years,” said Schwartz. “Adding dealers and reducing churn while improving pricing and margin demonstrates that we are seeing a favorable alignment of our marketing, sales, and product efforts.”

Advertising Revenues: Revenues from online advertising for the fourth quarter ended December 31, 2003 were $3.2 million, a 14% sequential increase over revenues of $2.8 million for the third quarter ended September 30, 2003 and a 27% increase over revenues of $2.5 million for the quarter ended December 31, 2002.

CRM: AVV successfully launched its Web Control® program with Mitsubishi Motors, which offers a customized version of the customer management tool to Mitsubishi dealers nationwide. Autobytel’s customer loyalty and retention program, RPMsm, ended the quarter with 379 dealers and now has ten automotive manufacturers who endorse and co-opt the program, setting the stage for continued growth in 2004.

Headcount: Headcount remained flat at 333 employees as of December 31, 2003.

Quality Initiatives: Closing ratios for Autobytel’s program dealers remained strong at 17% and the Company developed several new quality programs. During the quarter, Autobytel’s eLearning online dealership training program was rolled-out successfully to hundreds of dealers. In addition, Autobytel’s Gold Medal Dealer program - which recognizes, encourages and rewards dealers who provide exceptional customer service - was developed and will be launched in February 2004. Finally, the Company has commenced the training and certification of each of its 60 Account Managers to provide dealership Performance Coaching.

“We believe that today’s results reflect our ongoing focus on improving operations and raising the quality and integrity of our products and services,” continued Schwartz. “There are no shortcuts to accomplishment. By focusing on the long-term character and quality of our business - and because we have both the discipline and financial resources to do so - we have been able to lay the foundation for the strategy that we believe wins in the marketplace over time.”

Conference Call

In conjunction with Autobytel Inc.’s fourth quarter 2003 earnings release, there will be a conference call broadcast live over the Internet today, January 29, 2004, at 4:00 PM EST (1:00 PM PST). The Webcast will be archived within 2 hours of the end of the call until the next quarter’s earnings announcement. The link to the Webcast conference is as follows:

http://www.irconnect.com/abtl/conf/4q2003.html

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising and CRM (customer relationship management) tools and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com and AutoSite.com, as well as AIC (Automotive Information Center), a leading provider of automotive marketing data and technology. Autobytel is the industry leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a leading provider of dealership CRM and data extraction services. Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2003, reaching millions of car-shoppers as they made their vehicle buying decisions.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from AVV, costs related to the acquisition of AVV, failure to retain key employees at AVV, difficulties in successfully integrating the businesses and technologies of AVV and Autobytel, that actual costs and expenses exceed the charges taken by the Company, changes in laws and regulations and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2002, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Investor Relations

Hoshi Printer, Executive Vice President and Chief Financial Officer, Autobytel Inc.,

949.225.4553 (hoship@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, Autobytel Inc.,

949.862.3023 (melaniew@autobytel.com)

Autobytel Inc.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share and per share data)

	December 31, 2003	September 30, 2003	December 31, 2002
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,643	$58,924	$27,571
Short-term cash investments	3,991	—	—
Accounts receivable, net of allowance for bad debts and customer credits of $2,066, $3,808, and $4,214, respectively	10,587	8,265	6,757
Prepaid expenses and other current assets	903	1,450	3,495

Total current assets	67,124	68,639	37,823
Long-term cash investments	6,000	—	—
Property and equipment, net	2,138	2,222	2,088
Capitalized software, net	1,024	1,294	2,105
Investment in equity investee	2,810	2,689	4,745
Goodwill	16,830	16,930	8,367
Other assets	400	443	96

Total assets	$96,326	$92,217	$55,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,063	$4,453	$3,529
Accrued expenses	5,034	5,110	4,795
Deferred revenues	3,720	3,243	3,575
Customer deposits	—	—	76
Accrued restructuring - current	258	178	223
Capital lease obligations - current	—	86	—
Other current liabilities	441	346	349

Total current liabilities	13,516	13,416	12,547
Accrued restructuring - non current	—	127	255
Capital lease obligations - non-current	—	39	—

Total liabilities	13,516	13,582	12,802

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized	—	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 37,786,767, 37,539,529, and 31,195,681 shares issued and outstanding, respectively	38	37	31
Additional paid-in capital	236,544	236,134	203,623
Accumulated other comprehensive loss	—	—	(40)
Accumulated deficit	(153,772)	(157,536)	(161,192)

Total stockholders’ equity	82,810	78,635	42,422

Total liabilities and stockholders’ equity	$96,326	$92,217	$55,224

Autobytel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Program fees	$14,656	$13,133	$56,141	$58,008
Enterprise sales	4,265	3,524	15,184	10,504
Advertising	3,169	2,493	11,819	7,914
Other products and services	1,840	860	5,799	4,429

Total revenues	23,930	20,010	88,943	80,855

Operating expenses:
Sales and marketing	13,376	11,958	52,646	49,082
Product and technology development	4,972	5,486	18,723	22,695
General and administrative	2,823	2,209	11,461	9,876
Autobytel.Europe restructuring and impairment charges	—	—	—	15,015
Domestic restructuring charges and other benefits, net	(27)	—	(27)	1,800

Total operating expenses	21,144	19,653	82,803	98,468

Income (loss) from operations	2,786	357	6,140	(17,613)

Loss on recapitalization of Autobytel.Europe	—	—	—	(4,168)
Interest income	112	86	316	686
Foreign currency exchange gain (loss)	—	—	10	(2)
Income (loss) in equity investees	121	—	217	(434)
Other income (expense)	745	19	745	(43)

Income (loss) before minority interest and income taxes	3,764	462	7,428	(21,574)
Minority interest	—	—	—	866

Income (loss) before income taxes	3,764	462	7,428	(20,708)
Provision for income taxes	—	—	8	6

Net income (loss)	$3,764	$462	$7,420	$(20,714)

Net income (loss) per share:
Basic	$0.10	$0.01	$0.22	$(0.67)

Diluted	$0.09	$0.01	$0.20	$(0.67)

Shares used in computing net income (loss) per share:
Basic	37,670,478	31,194,007	34,508,035	31,143,099

Diluted	41,898,181	32,034,853	37,625,645	31,143,099

Comprehensive income (loss):
Net income (loss)	$3,764	$462	$7,420	$(20,714)
Translation adjustment	—	1	40	(512)

Comprehensive income (loss)	$3,764	$463	$7,460	$(21,226)

Autobytel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income (loss)	$3,764	$462	$7,420	$(20,714)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash charges:
Depreciation and amortization	708	647	2,608	3,366
Provision (recovery) for bad debt	(917)	252	(568)	1,220
(Gain) loss on disposal of property and equipment	38	(9)	38	41
Stock based compensation	—	—	51	20
Autobytel.Europe restructuring and impairment	—	—	—	15,015
Loss on recapitalization of Autobytel.Europe	—	—	—	4,168
(Income) loss in equity investees	(121)	(61)	(217)	434
Minority interest	—	—	—	(866)
Write-down of capitalized software costs	—	79	—	1,937
Changes in assets and liabilities:
Accounts receivable	(1,405)	989	(2,449)	770
Prepaid expenses and other current assets	547	(409)	2,617	908
Other assets	(2)	—	21	58
Accounts payable	(390)	(1,122)	388	(5,541)
Accrued expenses	(76)	616	(457)	(3,123)
Deferred revenues	477	(232)	145	(1,133)
Customer deposits	—	(7)	(76)	(16)
Accrued restructuring - current	80	(23)	35	(88)
Other current liabilities	95	94	68	106
Accrued restructuring - non current	(127)	(64)	(255)	255

Net cash provided by (used in) operating activities	2,671	1,212	9,369	(3,183)

Cash flows from investing activities:
Deconsolidation of Autobytel.Europe	—	—	—	(28,163)
Acquisition of business, net of cash acquired	100	—	(4,852)	—
Purchases of short and long-term cash investments	(9,991)	—	(9,991)	—
Decrease in restricted cash	—	(28)	28	(28)
Return of investment (investment) in foreign entities	—	—	2,152	(400)
Purchases of property and equipment	(354)	(172)	(1,057)	(1,087)
Proceeds from sale of property and equipment	7	12	7	168
Capitalized software costs	—	—	—	(1,412)

Net cash used in investing activities	(10,238)	(188)	(13,713)	(30,922)

Cash flows from financing activities:
Capital lease payments	(125)	—	(157)	—
Net proceeds from sale of common stock	411	10	28,561	323

Net cash provided by financing activities	286	10	28,404	323

Effect of exchange rates on cash	—	1	40	(512)

Net increase (decrease) in cash and cash equivalents	(7,281)	1,035	24,100	(34,294)
Cash and cash equivalents, beginning of period	58,924	26,508	27,543	61,837

Cash and cash equivalents, end of period	$51,643	$27,543	$51,643	$27,543

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$—	$—	$8	$6

Cash paid during the period for interest	$13	$1	$18	$2